Exhibit 99.1

Media Relations Contact For Accuride	Investor Relations Contact For Accuride
Timothy G. Weir, APR	Todd Taylor
Director of Public Affairs, Communications & Marketing	Vice President and Treasurer
(812) 962-5128 | tweir@accuridecorp.com	(812) 962-5105 | ttaylor@accuridecorp.com

Contact For Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher, Jim Golden or Priscila Roney
(212) 355-4449

FOR  IMMEDIATE  RELEASE

Accuride Sends Letter to Shareholders and Recommends a Vote “FOR” the Value-Creating, All Cash Crestview Transaction

▪	Crestview’s $2.58 Per Share Cash Offer Provides a Significant Premium to Accuride’s Unaffected Stock Price
▪	If the Crestview Transaction is Not Approved, Accuride’s Share Price is Likely to Decline Substantially
▪	The Crestview Transaction is the Outcome of a Thorough Review of Strategic Alternatives
▪	Accuride’s Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Crestview Transaction

EVANSVILLE, Ind. – October 28, 2016 – Accuride Corporation (NYSE: ACW) (“Accuride” or the “Company”) – a leading supplier of components to the North American and European commercial vehicle industries – today announced that it is mailing a letter to shareholders in connection with the Company’s Special Meeting of Shareholders regarding the proposed transaction for Accuride to be acquired by affiliates of Crestview Partners (“Crestview”).

Accuride’s Board of Directors serves the interest of ALL shareholders and urges the Company’s shareholders to vote FOR Crestview’s value-creating, significant premium all-cash transaction on the WHITE proxy card today.

The full text of the letter follows:

October 28, 2016

Dear Accuride Shareholder,

Time is short – on November 15, 2016, Accuride Corporation (“Accuride” or the “Company”) will hold a Special Meeting of Shareholders to vote on the proposed transaction with Crestview Partners (“Crestview”). The Accuride Board of Directors unanimously recommends that you vote IN FAVOR of this transaction, which delivers compelling and immediate value to our shareholders. Vote the WHITE proxy card today!

Accuride Corporation |7140 Office Circle | Evansville, IN  47715 | (812) 962-5000 | AccurideCorp.com

CRESTVIEW’S $2.58 PER SHARE CASH OFFER PROVIDES A SIGNIFICANT PREMIUM
TO ACCURIDE’S UNAFFECTED STOCK PRICE

Crestview’s proposal represents a significant premium to Accuride’s stock price as you can see below:

	Metric	Implied premium
Offer price	$2.58	--
Pre-announcement price[1]	$1.66	55.40%
90 day[2]	$1.39	85.50%
52-week low [3]	$0.77	233.10%

THE CRESTVIEW TRANSACTION IS THE OUTCOME OF AN EXTENSIVE REVIEW OF STRATEGIC ALTERNATIVES
CONDUCTED BY YOUR BOARD OF DIRECTORS

Your Board ran an extensive process and engaged in discussions with multiple strategic and financial parties. No alternative proposals have been received.

WE ARE CONCERNED THAT IF THE CRESTVIEW TRANSACTION IS NOT APPROVED
ACCURIDE’S SHARE PRICE COULD DECLINE SUBSTANTIALLY FROM CURRENT LEVELS

If the transaction is not approved, we are concerned that there is substantial risk that Accuride’s share price will decline significantly from current levels to below pre-announcement trading prices for the following reasons:

•
Since the announcement of the transaction, leading commercial vehicle market research firms and truck and trailer manufacturers have steadily lowered production forecasts as the industry continues to weather a cyclical downturn.

•	As a result of lower production forecasts and other industry headwinds, Accuride has lowered its expectations for its 2016 full year financial results.
•
Accuride has $310 million in high-yield bonds that mature in August 2018, and we believe it will be difficult to refinance these bonds without a substantial equity investment that would be highly dilutive to existing shareholders.

•	We anticipate that there could be meaningful selling pressure on the stock from short term investors that anticipated approval of the transaction at $2.58 per share.

DO NOT RISK YOUR INVESTMENT IN ACCURIDE

Your Board believes the proposed Crestview acquisition maximizes the value of your investment and unanimously recommends that you vote to approve it. Please take a moment to vote “FOR” the merger with Crestview on the WHITE proxy card today.

Thank you for your support.

Sincerely,

John W. Risner	Richard F. Dauch
Chairman	President and Chief Executive Officer

Accuride Corporation |7140 Office Circle | Evansville, IN  47715 | (812) 962-5000 | AccurideCorp.com

If you have questions or need assistance voting your shares please contact: Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders call toll-free: (800) 676-0281

1 Premium to day prior to announcement on September 1, 2016
2 Premium to volume weighted average price on June 3, 2016
3 February 2, 2016

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industries. The company’s products include commercial vehicle wheels and wheel-end components and assemblies. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite® and Gianetti Ruote™. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information: www.AccurideCorp.com.

Additional Information About the Acquisition and Where to Find It
Accuride filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) on October 17, 2016 for its special meeting of shareholders in connection with the proposed merger contemplated by the Agreement and Plan of Merger, dated September 2, 2016, by and among the Company, Armor Parent Corp. and Armor Merger Sub Corp. (such merger, the “proposed transaction” and such agreement, the “Merger Agreement”). The definitive proxy statement was first mailed to shareholders of Accuride on or about October 17, 2016. The definitive proxy statement contains important information about the proposed transaction and related matters. INVESTORS OF ACCURIDE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ACCURIDE, ARMOR PARENT CORP., ARMOR MERGER SUB CORP. AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials and other documents filed by Accuride with the SEC at the SEC’s website at www.sec.gov, at Accuride’s website at www.accuridecorp.com or by sending a written request to Accuride at 7140 Office Circle, Evansville, Indiana 47715, Attention: General Counsel and Corporate Secretary.

Participants in the Solicitation
 Accuride and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Accuride’s shareholders in connection with the proposed transaction is set forth in Accuride’s definitive proxy statement for its special shareholder meeting, which was filed on October 17, 2016. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed transaction is set forth in the definitive proxy statement. Information relating to the foregoing can also be found in Accuride’s definitive proxy statement for its 2016 Annual Meeting of Shareholders (the “2016 Proxy Statement”), which was filed with the SEC on March 18, 2016. To the extent that holdings of Accuride’s securities have changed since the amounts set forth in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements
Certain statements contained in this document may be considered forward-looking statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) Accuride may be unable to obtain shareholder approval for the proposed transaction; (2) the conditions to the closing of the proposed transaction may not be satisfied and required regulatory approvals may not be obtained; (3) the proposed transaction may involve unexpected costs, liabilities or delays; (4) the business of Accuride may suffer as a result of uncertainty surrounding the proposed transaction; (5) the outcome of any legal proceedings related to the proposed transaction; (6) Accuride may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) the failure by Armor Parent Corp. or Armor Merger Sub Corp. to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the proposed transaction; and (10) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. If the proposed transaction is consummated, Accuride’s shareholders will cease to have any equity interest in Accuride and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Accuride’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, the 2016 Proxy Statement, the definitive proxy statement filed in connection with the proposed transaction and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Accuride undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Accuride does not intend, and assumes no obligation, to update any forward-looking statements. Accuride’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, the 2016 Proxy Statement, the definitive proxy statement filed in connection with the proposed transaction and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov.

Accuride Corporation |7140 Office Circle | Evansville, IN  47715 | (812) 962-5000 | AccurideCorp.com